EXHIBIT 5.01


                       OPINION AND CONSENT OF KUTAK ROCK


                               January 9, 1996



Board of Directors
Franchise Finance Corporation of America
17207 North Perimeter Drive
Scottsdale, Arizona 85255

Gentlemen:

         We have acted as counsel to Franchise Finance Corporation of America (the "Company") in connection with the filing of the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the 3,018,804 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), issuable pursuant to the Company's 1995 Stock Option and Incentive Plan (the "Plan"). In rendering the opinion expressed below, we have reviewed such matters, documents and law as we have deemed necessary for purposes of this opinion. Based on and subject to the foregoing, it is our opinion that the shares of Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,


                                                 /s/ KUTAK ROCK
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                                                     KUTAK ROCK